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                                                                     Exhibit 11

                              Cambridge Heart, Inc.
              Computation of Net Loss per Share - Basic and Diluted

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

                                        For the three months ended         For the nine months ended
                                                September 30,                      September 30,
                                            1999          2000                1999          2000
                                        -----------    -----------         ----------    -----------
Net Loss                                $(1,830,909)   $(1,933,836)       $(5,296,263)  $(5,909,327)
                                        ===========    ===========         ==========    ===========
Weighted average shares outstanding:

  a.  Shares attributable to common
      stock outstanding                  11,865,739     15,097,940          11,546,176    14,753,727
                                        ===========    ===========         ===========   ===========
Net loss per share                      $    (0.15)   $     (0.13)         $    (0.46)   $    (0.40)
                                        ===========    ===========         ===========   ===========
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